                                                                   EXHIBIT 10.28



                      AGREEMENT FOR CONTRIBUTION OF ASSETS
                      IN EXCHANGE FOR PARTNERSHIP INTERESTS


         THIS AGREEMENT is made this _____ day of December, 2002, by and between V-1 OIL CO., an Idaho corporation ("Transferor") and Heritage Operating, L.P., a Delaware limited partnership ("Operating"), Heritage Propane Partners, L.P., a Delaware limited partnership (the "Partnership"), and each of Sandra G. Truex, Kristie B. Pederson, Mark J. Bennion, Julie B. Mertlich and Patti B. Eaton (each an "Owner" and collectively these individuals are the "Owners") for purposes of Sections 8.5, 8.20, 8.23, 12.4, 12.5, 12.6, 12.7 and 12.9.

                                    RECITALS:

         A. Transferor owns and operates a business engaged in the retail sales of propane gas and related products and services, and all activities associated with that business (the "Operations") in those cities and areas set forth on Annex I attached hereto and incorporated herein by reference (the "Plant Facilities"). Transferor uses the Plant Facilities to sell and distribute LP-gas products and related services in the areas surrounding the Plant Facilities to a number of individuals and entities (the "Customers"). Transferor desires to either contribute or sell, as the case may be, all of the assets used in the Operations other than the "Excluded Assets".

         B. Transferor has agreed to contribute to the Partnership, as a capital contribution thereto, all of the assets of the Transferor described in Section
1.1 as the "Contributed Property" in exchange for the HPP Units (hereinafter defined).

         C. Transferor has agreed to sell to Operating, for the consideration described in Section 1.2, all of the assets of the Transferor described in
Section 1.2 (the "Additional Property").

         D. The Partnership has agreed to contribute to Operating, as a capital contribution thereto, all of the Contributed Property (hereinafter defined).

         E. The Partnership wishes to acquire the Contributed Property used in the Operations from the Transferor and, thereafter, contribute the same to Operating upon the terms and conditions set forth herein.

         F. Operating wishes to acquire the Additional Property used in the Operations from the Transferor and the Contributed Property used in the Operations from the Partnership upon the terms and conditions set forth herein.

         H. At the time of the Closing, Operating will assume all obligations of the Partnership to the Transferor arising hereunder (other than the obligations to issue HPP Units as hereinafter defined) and issue to the Partnership additional limited partnership interests in Operating in exchange for the Partnership's contribution to Operating of the Contributed Property, and as an accommodation to the Partnership and Operating the Transferor will assign the Contributed Property directly to Operating.

                                   DEFINITIONS

         The following definitions are used in this Agreement as defined in the Sections set forth opposite such terms:

                  Defined Term                                    Section Reference
                  ------------                                    -----------------
                  Accounts Receivable                             3
                  Additional Property                             1.2
                  Agreed Value                                    2
                  Assets                                          1.2
                  Assumed Obligations                             6
                  Average Price                                   2.4
                  Billings Fire                                   2.5
                  Cash Portion of the Value                       1.2
                  CERCLA                                          7.5
                  Certification                                   7.13
                  Claims Fund                                     4.2
                  Closing                                         11.1
                  Code                                            7.9
                  Collection Period                               3
                  commercially reasonable best efforts            8.11
                  Consents                                        7.2
                  Contracts                                       1.2
                  Contributed Customer Tanks                      1.1
                  Contributed Property                            1.1
                  Count                                           5.1
                  Credits                                         2.2
                  Customers                                       Recitals
                  Customer Deposits                               2.2
                  Customer Leases                                 1.2
                  Customer Tanks                                  1.2
                  Damage                                          10.1
                  Deeds                                           8.2
                  Delivery Credit                                 2.2
                  Disclosure Letters                              8.15
                  Environmental Condition                         7.5(b)
                  Environmental Fund                              4.2
                  ERISA                                           7.9
                  Exchange Act                                    8.16
                  Exchange Number                                 1.3
                  Excluded Assets                                 1.2
                  Final Count                                     5.1
                  Formula Price                                   2.4
                  Hardware                                        1.2
                  HPP Unit                                        1.1
                  HPP Unit Value                                  1.3

                  Defined Term                                    Section Reference
                  ------------                                    -----------------
                  HPP Units                                       1.1
                  Indemnified Party                               10.3
                  Indemnifying Party                              10.3
                  Interest Factor                                 9.7(a)
                  Leased Real Property                            Schedule 1.2(v)
                  Lease and Option                                8.2
                  Operations                                      Recitals
                  Operating                                       Recitals
                  Owned Real Property                             Schedule 1.1(ii) and 1.2(v)
                  Partnership                                     Recitals
                  Partnership Agreement                           7.12
                  Permitted Encumbrances                          7.2
                  Plant Facilities                                Recitals
                  Processing Fee                                  3
                  Propane Inventory                               1.2
                  Real Property                                   1.2
                  Relocation Cost                                 8.22
                  Restricted Area                                 8.5(a)(1)
                  Restricted Party                                8.5(a)
                  Restricted Parties                              8.5(a)
                  Sale Customer Tanks                             1.2
                  SEC Documents                                   9.4
                  Securities Act                                  7.12
                  Security Agreement                              4.2
                  Tank Bucket                                     5.2
                  Tax Payment                                     9.7(a)
                  Title Commitments                               12.1
                  Transferred Employee                            8.3(a)
                  Transferor                                      Recitals
                  Transition Services Agreement                   8.23
                  Wyoming Property                                8.21


         NOW, THEREFORE, the parties hereto agree as follows:

         1.0 CONTRIBUTION AND SALE OF ASSETS.

               1.1 Contribution. Transferor will contribute, in exchange for the Exchange Number of the Common Units in the Partnership listed for trading on the New York Stock Exchange (collectively, the "HPP Units" and individually an "HPP Unit"), and the Partnership will thereby acquire, effective upon the Closing, the following property and rights which are used in the Operations (the "Contributed Property") consisting of (i) certain customer storage tanks, together with pigtails, regulators and other related equipment ("Contributed Customer Tanks") which are listed on the attached Schedule 1.1(i).

               1.2 Sale. Transferor will sell to Operating for FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000.00) in cash, plus the payments for the (i) Propane Inventory (defined below) and (ii) the Hardware (defined below), each as provided in Section 2.1, the payment for the Accounts Receivable as provided in
Section 3, and adjustments pursuant to Section 2.2 (collectively, the "Cash Portion of the Value"), and Operating will thereby acquire effective upon the Closing the following property and rights which are used in the Operations (the "Additional Property") consisting of (i) customer storage tanks, together with pigtails, regulators and other related equipment not otherwise included in the Contributed Customer Tanks ("Sale Customer Tanks"), (ii) bulk plant storage tanks with pumps, motors, piping, piers, fencing and other related equipment,
(iii) motor vehicles, (iv) miscellaneous office equipment, tools and other related equipment, (v) rights in real estate directly related to Transferor's Operations (the "Real Property"), (vi) customer tank leases ("Customer Leases"),
(vii) contracts with Customers and suppliers ("Contracts"), (viii) the telephone number(s) and post office box numbers of the Transferor, (ix) Customer lists and records, goodwill, trade names (including "V-1 Propane," "V-1," and "V-1 Oil") including the Registered Trademark No. 2,617,855 for V-1 Oil, and (x) all inventories of propane gas ("Propane Inventory") and of new and saleable hardware, appliances, fittings, and related items held for sale to Customers (the "Hardware"), the Transferor's Accounts Receivable (the "Accounts Receivable"), and all other tangible property used in the Operations not otherwise included in the Contributed Property, most of which are described on Schedules 1.2(i) through 1.2(ix), excluding therefrom the property described on Schedules 1.2(xi) (the "Excluded Assets"). (The Contributed Property and the Additional Property acquired hereby are collectively referred to as the "Assets." (The Contributed Customer Tanks and the Sale Customer Tanks are collectively the "Customer Tanks.")

               1.3 Exchange Number. The "Exchange Number" shall be that number of HPP Units rounded to the nearest whole unit that is equal to the number derived by dividing $15,000,000 (the "HPP Unit Value") by the Formula Price. (For example, if the Average Price is $27.50, then the Formula Price is $27.50 x ..97 = $26.675 and the Exchange Number is $15,000,000 / $26.675 or 562,324 HPP
Units.)

         2. AGREED VALUE AND ADJUSTMENTS. The Agreed Value for all of the Assets other than the Hardware (valued pursuant to Section 2.1(b)), the Propane Inventory (valued pursuant to Section 2.1(a)) and the Accounts Receivable (valued pursuant to Section 3) (the "Agreed Value") shall be THIRTY MILLION AND NO/100 DOLLARS ($30,000,000.00) in the form of the Cash Portion of the Value for the Additional Property and the HPP Unit Value for the Contributed Property, subject to adjustment as provided in this Sections 2.2 and 2.5.

               2.1 Inventory.

                  (a) Propane Inventory. As of Closing, an inventory of Propane Inventory shall be conducted jointly by the parties and the value of such Propane Inventory shall be computed utilizing Transferor's laid-in cost for the Propane Inventory, which includes freight. The value of such Propane Inventory shall be paid by Operating to Transferor by check within thirty (30) days following Closing.

                  (b) Hardware Inventory. An inventory of the Hardware shall be conducted jointly by the parties as of Closing and the value of such Hardware, as agreed, shall be paid by Operating to Transferor by check within thirty (30) days following the Closing. The inventory of new and saleable hardware, appliances, fittings, and related items held for sale to Customers will be valued at Transferor's cost. Obsolete and/or used equipment and parts will be excluded from the sale and retained by the Transferor.

               2.2 Adjustment to Cash Portion of the Value for Taxes, Tank Rent, Utilities, Rents, Customer Deposits, Credit Balances and Other Prorations. The parties will calculate and prorate, as of the day of the Closing, all taxes (other than taxes measured by revenues or income) with property taxes, if not assessed for the current year, calculated on a calendar basis based on the prior year's assessment, which are attributable to the Assets acquired hereunder. Transferor shall be responsible for the charges attributable to the period through Closing and Operating for periods thereafter. All sales, use or other transactional taxes imposed on the transfer of any of the Assets shall be charged fifty percent (50%) to the Transferor and fifty percent (50%) to Operating. Operating will give the Transferor credit for any transferred utility deposits. If utility charges are not available as of the day of the Closing, they shall be prorated and paid upon their receipt, and each party shall cooperate in the transfer of ownership and contracting for such services. Rentals on all Leased Real Property will be prorated to the date of Closing. Any tank rents received or invoiced by Transferor prior to Closing for property transferred hereunder shall be prorated as of the day of Closing. Transferor's credit balances shall be identified on Schedule 2.2 (the "Delivery Credit") and shall be deducted from the Cash Portion of the Value and Operating shall assume responsibility for such future delivery or other credit. All of Transferor's outstanding customer deposits are identified on Schedule 2.2 (the "Customer Deposits"), and Operating will be given credit by reduction of the Cash Portion of the Value and Operating will assume the obligation for such Customer Deposits. Any customer credit balances ("Credits") not otherwise identified herein are also identified on Schedule 2.2 and Operating will be given credit therefor. The Payment in cash at Closing pursuant to Section 4.1 shall be increased or decreased, as the case may be, to reflect any amounts due on account of prorations and adjustment of Section 2.2.

               2.3 Exchange Issue Price. The HPP Units will be exchanged at the per unit price equal to the Formula Price.

               2.4 Formula Price/Average Price. The "Formula Price" shall be the Average Price times 0.97. The "Average Price" means the average of the closing sales prices of a HPP Unit as reported in The Wall Street Journal - Composite Transactions for the 20 consecutive trading days commencing on the tenth trading day prior to the day that the transaction contemplated by this Agreement is publicly announced.

               2.5 Adjustment for Impairment of Assets. Should any portion of the Assets be materially impaired in value by any casualty between the date of this Agreement and the Closing, the parties shall adjust the Cash Portion of the Value by reducing the Cash Portion by the amount of the reduction of the fair market value of the property injured caused by such loss. In addition, the Cash Portion shall be reduced by the (i) value of the supplies, tools, equipment and miscellaneous items lost or injured by reason of the Billings, Montana District fire at this location that occurred on or about October 29, 2002 (the "Billings Fire"); (ii) amount of the insurance proceeds received by Transferor plus the amount of Transferor's deductible relating to the bobtail delivery vehicle lost or injured by reason of the Billings Fire; and (iii) amount of the insurance proceeds received by Transferor plus the amount of Transferor's deductible relating to bobtail delivery vehicle #9740 lost or injured by reason of the accident occurring near Dubois, Wyoming on or about December 5, 2002.

         3. ACCOUNTS RECEIVABLE. At the Closing Operating shall acquire the Transferor's Accounts Receivable arising from the Operations on the following basis:

                  (a) Current accounts (less than 31 days old) at 92% of face value;

                  (b)      Accounts 31-60 days old at 87% of face value;

                  (c)      Accounts 61-90 days old at 80% of face value;

                  (d)      Accounts 91-365 days old at 50% of face value; and

                  (e)      All other accounts at 0% of face value;

provided, however, (i) if any single account is in excess of 4.9% of the total Accounts Receivable, (ii) the account is owned by an affiliate of the transferor, (iii) the account debtor is in any bankruptcy or receivership proceeding, or (iv) the account is subject to a Conditional Sale Security Agreement, then in any such case the parties shall enter into a mutual agreement as to its value, and if they fail to reach agreement, it shall be excluded from the sale.

         The total of the payment for the Accounts Receivable shall be determined and paid within three (3) business days following the Transferor's delivery of a listing of such accounts verified by an officer of Transferor as being true and correct in all material respects.

         4. PAYMENT OF AGREED VALUE, INVENTORIES, AND ACCOUNTS RECEIVABLE. The Agreed Value shall be paid at the time and in the following manner:

               4.1 Transfers at Closing. The Cash Portion of the Value, plus such additions and credits as provided in this Agreement and less such deductions and credits as provided in this Agreement, shall be paid by wire transfer at Closing to an account designated by the Transferor at least three
(3) business days prior to the Closing, and the HPP Unit Value will be exchanged by delivery to the Transferor of the certificates representing the HPP Units at or within three (3) business days following the Closing.

               4.2 Segregation of Cash Portion of Value Into Secured Funds. The sum of FIVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($5,500,000.00) shall be deducted from the Cash Portion of the Value and shall be paid by Operating to a separate account of the Transferor to be held subject to a first security interest in favor of Operating and subject to claims hereunder, to be held pursuant to the terms of the Security Agreement attached as Exhibit 4.2 (the "Security Agreement"). (The Security Agreement provides for two (2) accounts:
(i) $2,000,000 for any claims (other than those in subsection (ii) which follows), which account will not be reduced except for any claims under this Agreement held for a period of two (2) years (the "Claims Fund"), and (ii) $3,500,000 that will be held for five (5) years for (a) claims arising pursuant to Section 7.5,

(b) costs of remediation payable pursuant to the terms of the Security Agreement (the "Environmental Fund"), (c) any payment of a Relocation Cost under Section 8.22, and (d) payments under Section 8.21.)

               4.3 Inventories and Accounts Receivable. Operating and the Partnership shall pay for the Propane Inventories and Hardware Inventory within thirty (30) days following the Closing, and the Accounts Receivable shall be paid within three (3) business days of the receipt of and the agreement to the Accounts Receivable listing.

         5. VERIFICATION OF CUSTOMER STORAGE TANKS.

               5.1 Count of Customer Storage Tanks. After the Closing, Operating will diligently proceed to physically count and otherwise verify the number of Customer Tanks actually existing and will deliver its report of that number (the "Count") to Transferor not later than six (6) months after the day of the Closing. The notice supplied to Transferor shall identify those Customer Tanks not verified to the Customer Listing set forth on Schedule 1.2(vi) and/or
Schedule 1.2(vii). Upon receipt of such notice, Transferor (at its effort and expense) shall have one (1) month to verify those storage tanks not verified by Operating. The Count, subject to any adjustment by Transferor by providing verification of missing tanks, shall become the "Final Count" at the end of the two hundred ten (210) day period.

               5.2 Shortage of Tanks. In the event the Final Count discloses a number of Customer Tanks that is lower than that shown on Schedules 1.1(i) and 1.2(i), the Agreed Value shall be reduced by an amount equal to the product of multiplying the number of each type of tank that is short by the value of that type of tank listed on Schedule 5.2, and the value of any overage of tanks in one category may be offset against a shortage in another category. If the amount of such reduction exceeds five percent (5%) of the total value of all Customer Tanks (using Schedule 5.2) (the "Tank Bucket"), then the amount of the payment in excess of the Tank Bucket shall be refunded to Operating (with interest at six percent (6%) per annum) from the funds held subject to the Security Agreement within ten (10) days of receiving written request for such payment.

               5.3 Proof of Ownership. For the purpose of verification of the number of Customer Tanks pursuant to Section 5.1 hereof, only the following Customer Tanks physically verified and with one of the following proofs of ownership shall be included in the Count and the Final Count:

                  (a) Those Customer Tanks for which Transferor has a valid executed lease agreement between Transferor (or any predecessor in interest) and a Customer or a valid contract that recognizes the Transferor's ownership of such tank; or

                  (b) Those Customer Tanks for which Transferor, with, if necessary, the cooperation and assistance of Operating's representatives, is able to secure a new lease agreement after Operating shall have furnished the Transferor a listing of unverified tanks; or

                  (c) Those Customer Tanks for which Transferor is receiving tank rental incomes; or

                  (d) All Customer Tanks stored at the Plant Facilities as of the day of the Closing.

         6. NO ASSUMPTION OF LIABILITIES. Neither the Partnership nor Operating shall assume any liabilities of Transferor, except those for which the Partnership or Operating has received credit as an adjustment at Closing and those described in Schedule 6 hereto (the "Assumed Obligations").

         7. REPRESENTATIONS AND WARRANTIES OF TRANSFEROR. As additional consideration for the transactions contemplated herein, Transferor makes the following representations, warranties, and covenants as of the date hereof and (except as may be set forth in a Disclosure Letter as provided by Section 8.15, if any, and specifically waived by Operating at Closing) as of the Closing, each of which is deemed by the parties to be material and shall survive the Closing:

               7.1 Corporate Standing, Powers, Authorizations and Non-Violations. Transferor is a corporation duly organized, validly existing, and in good standing under the laws of the state of Idaho, has full corporate power to own its properties and to carry on the Operations as now being conducted, and has full corporate power to execute, deliver, and perform this Agreement, and has obtained all corporate authorizations and any other approvals or consents necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder without violation of any agreement or order to which the Transferor or its property is subject, including, without limitation, the approval of its board of directors and its stockholders.

               7.2 Marketable Title/Condition. Transferor has good and marketable title to all of the Assets to be acquired by Operating hereunder, free and clear of any mortgage, pledge, lien, conditional sales agreement, lease (except leases on Customer Tanks, provided that the same do not contain any purchase option for said tank at less than the fair market value at the time of purchase), judgment, or other claim, charge, or encumbrance of any kind or character, except for liens for current property taxes not delinquent, the materiality of which does not impair marketability ("Permitted Encumbrances"). The Real Property, except as may be specifically disclosed in the Title Commitments, (i) has all necessary access to public roads, electricity, water and other utilities used and necessary in the Operations, (ii) is not subject to any special assessment, condemnation or eminent domain proceeding, (iii) is not subject to any agreement that would preclude the transfer to Operating or the continued Operations by Operating thereon, (iv) and all improvements constructed thereon are within the boundaries thereof, do not encroach on any other parcel of adjacent real estate and, where appropriate, are set back from the boundaries to comply with all applicable codes and regulations covering the Operations, and
(v) no structure primarily located on another parcel of real property encroaches thereon. Except for the consents listed on Schedule 7.2 (the "Consents"), each lease that constitutes a part of the Assets is freely assignable to Operating at no additional consideration.

               7.3 Tangible Personal Property. All tangible property being transferred to Operating hereunder is in good operating condition and is suitable for its current use and, where appropriate, such property is in compliance with (i) the rules and regulations of the applicable authorities for the storage and handling of propane, (ii) the current National Fire Protection Association Pamphlet No. 58 (including, but not limited to, bona fide valid data plates affixed to all bulk storage tanks, and location and placement of all tanks on the Real Property in relation to the property lines and the surrounding areas), and (iii) the requirements and standards as promulgated by the United States Department of Transportation for LP gas products. All the property being transferred (including, without limitation, bulk and Customer Tanks and vehicles and their installation) complies with all relevant governmental codes and good operating practices and safety standards in the propane business and the state of location of such asset.

               7.4 Legal or Administrative Liability. There is no suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation pending or to the knowledge of Transferor threatened against Transferor or affecting Transferor or any of its assets which relates to the Operations, except as set forth in Schedule 7.4 attached hereto, all of which litigations or claims will be defended by Transferor, or its insurance companies, and liability in respect of which is expressly not assumed by Operating and against which Transferor indemnifies and holds harmless Operating and the Partnership. Transferor has not received any notice that it is under investigation with respect to any alleged violation of any provision of federal, state, local law or administrative regulations with respect to the Operations. Transferor is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agent, or instrumentality.

               7.5 No Violation of Governmental Regulations.

                  (a) General Operations. The Operations and the Assets have not been, and were not prior to the day of the Closing, conducted in any material violation of any statute, law, ordinance, or regulation of any governmental entity. The Real Property is zoned and permitted for its current use and the Transferor is in compliance with all zoning laws and any applicable permit. The current uses of the real estate upon which the Plant Facilities are located are not nonconforming or special uses or special exceptions, which uses could be terminated upon the sale of the Operations to Operating; the current uses and improvements at the Plant Facilities are not "grandfathered" under any previous zoning laws or ordinances; and Transferor has no knowledge of any contemplated changes under current zoning classification which would adversely affect the Operations.

                  (b) Environmental Conditions. Except as set forth on Schedule 7.5(b) (the "Environmental Conditions"), the Transferor is not and has not in the past been, in violation of, or charged with, convicted of or investigated for any violation of any federal, state or local environmental law or regulation by any court, governmental body or agency with respect to the Real Property or in its Operations, nor does any environmental condition exist on any portion of the Real Property that would likely give rise to a claim that Transferor is in violation of any such federal, state or local law, rule or regulation; there have been no disposals, releases of hazardous substances, materials or wastes, or pollutants or contaminants, from, in or under any of the Real Property. For purposes of this Agreement, the terms "release" and "hazardous substances" shall have the definitions assigned thereto by the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended ("CERCLA"). Except as set forth on Schedule 7.5(b) (the "Environmental Conditions"), there (i) are presently no tanks for storage of petroleum products or other material (other than propane inventory) located on the Real Property; (ii) have been no, nor are there now any, electrical transformers or other equipment containing PCBs located on or under the Real Property; (iii) have been no, nor are there now any drums, cans, canisters, or containers buried underground located on the Real Property; (iv) have been no, nor are there now any, wastes buried underground on the Real Property; (v) have been no, nor is there now any, asbestos of any type or character located on the Real Property; (vi) is no contamination of soil, ground water or surface water on or under the Real Property; (vii) is no portion of the Real Property that is or has been on any list prepared by any federal, state or local governmental body or agency as requiring remedial environmental action; and (viii) has been no release of any hazardous substance, material or waste, or pollutants or contaminants on, in, from or under any property adjacent to the Real Property. Transferor has furnished Operating with copies of all environmental studies or reports referring to or relating to the Real Property. Schedule 7.5(b) contains an accurate summary of the state of all remediation actions at each parcel of Real Property and the Transferor's plan of action with respect thereto.

               7.6 Insurance and Workers' Compensation. With respect to the Operations, Transferor has had continuously in force policies of liability insurance for the 3-year period prior to the Closing, in the amount of at least $1,000,000 and workers' compensation insurance coverage in compliance with the minimum standards of the state(s) where the Operations are conducted. True and complete copies of such policies and a listing of all claims Transferor has made over the past three (3) years and all workers' claims made or being paid during the past three (3) years have been supplied to Operating and certificates reflecting such coverages are attached hereto as Schedule 7.6. All of such liability policies provide insurance on an "occurrence" basis with respect to all risks normally insured against by companies similarly situated. There are presently no existing conditions, claims or injuries to any current employee that will rise to any claims under the workers' compensation laws.

               7.7 Ordinary Course of Business. The Operations have been conducted and the Assets have been operated and maintained by Transferor in accordance with standards of operation and maintenance generally recommended in the propane industry.

               7.8 Taxes and Employee Pension and Profit Sharing Plans. The Transferor's Operations have been conducted in conformity with all applicable tax laws and all necessary returns and filings have been or will be made and the related taxes paid such that there is and will not be any liability to Operating for any taxes, penalties or interest for any Operations that occurred prior to the Closing.

               7.9 Benefit Plans.

                  (a) Schedule 7.9 contains an accurate and complete list of all Benefit Plans and any employment contracts (whether individually or with any union or labor organization) existing with or maintained or sponsored by the Transferor or covering any employees of the Transferor to which the Transferor is obligated to contribute or with respect to which the Transferor has any material liability. For purposes of the Agreement, the term "Benefit Plans" shall mean: (i) employee benefit plans as defined in Section 3(3) of the Employment Retirement Security Act of 1974, as amended ("ERISA"), (ii) employment agreements, and (iii) fringe benefit plans, policies, programs and arrangements, whether or not subject to ERISA, and whether or not funded. Except as set forth on Schedule 7.9, the Transferor has no obligations to contribute to any "multiemployer pension plan," as such term is defined in section 3(37) of ERISA, or with respect to any employee benefit plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413(c) of the Code (and regulations promulgated thereunder).

                  (b) Except as set forth on Schedule 7.9, the Transferor does not contribute to or have any liability with respect to any Benefit Plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or current or future former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

                  (c) Except as set forth on Schedule 7.9, each Benefit Plan and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance with the terms of such Benefit Plan and with all reporting and disclosure requirements and applicable laws and regulations, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). As of the date hereof, no actions, suits, claims (other than routine claims for benefits), taxes, penalties or liens with respect or relating to the Benefit Plans are pending or, to the knowledge of the Transferor, threatened, or have been assessed or incurred. There have been no "prohibited transactions" as defined in Section 4975 of the Code with respect to each Benefit Plan, and, to the knowledge of the Transferor, no employee of the Transferor who acts as a fiduciary for any Benefit Plan has any liability for breach of a fiduciary duty or any failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan.

                  (d) Except as set forth on Schedule 7.9, each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, if requested has received a favorable determination letter from the IRS as to the qualification under the Code of such Benefit Plan and the tax-exempt status of such related trust, and, to the knowledge of the Transferor, nothing has occurred since the date of such determination through the date hereof, that could adversely affect the qualification of such Benefit Plan or the tax-exempt status of such related trust.

               7.10 Disclosure. Neither this Agreement nor any Schedule or Exhibit hereto nor any other document, certificate of instrument delivered to Operating by or on behalf of Transferor in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to Transferor that is not set forth in the Schedules of this Agreement that materially and adversely affects, nor so far as Transferor can now foresee will materially and adversely affect the Property.

               7.11 Written Material. All written materials heretofore supplied to Operating, including, without limitation, the 2000 and 2001 financial statements and revenue and expense computations are correct, complete and accurate in all material respects and none of such financial computations omits any item of material cost which should have been included under proper accounting practice.

               7.12 Securities Representation, Application for Admission as Limited Partner and Acceptance of Partnership Agreement. Transferor hereby represents that (i) Transferor has such knowledge and experience in financial and business matters that it, with its advisors, are capable of evaluating the merits and risks of the investment in the Limited Partner Interests and the HPP Units and (ii) it understands and agrees that if it desires to avail itself of the exemption from underwriter liability under the Securities Act of 1933, as amended (the "Securities Act"), it may only resale the HPP Units in compliance with Rule 145 of the Securities Act. Transferor represents that it has reviewed the SEC Documents and Partnership Agreement described in Section 9.4 and has had such opportunity as it deems necessary to ask questions of the Partnership and its affiliates, officers and employees to enable the Transferor, to make an investment decision concerning the receipt of the HPP Units and the operation of the Partnership. The Transferor, by entering into this Agreement, requests admission as a Limited Partner of the Partnership and agrees to comply with, and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Transferor has all right power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Transferor attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto, necessary or appropriate for the Transferor admission as a Additional Limited Partner and as a party to the Partnership Agreement, (d) gives the power of attorney provided for in the Partnership Agreement and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined in this paragraph have the meanings assigned to such terms in the Partnership Agreement

               7.13 Admission to Partnership. At the Closing Transferor will deliver the completed form of Certification To Partnership attached as Exhibit
7.13 qualifying the Transferor to be a limited partner in the Partnership (the "Certification").

         8. COVENANTS OF OWNERS, TRANSFEROR, OPERATING AND THE PARTNERSHIP.

               8.1 Records. Transferor agrees to transfer and convey to Operating on the day of the Closing the following items, including all rights associated therewith as they relate to the Operations. Transferor, after Closing if necessary for business purposes, may have access to these records if it provides reasonable notice to Operating of its need to review such documents:

                  (a) All Customer files, including, without limitation, credit, sales, tank leases, and other records in regard to the Operations.

                  (b) All other records in the possession of Transferor relating to the Operations, all such records shall be available to the Transferor during normal business hours.

               8.2 Transfer of Real Property. At the Closing Transferor will convey to Operating all of its right, title, and interest in and to the Real Property, other than that listed on Schedule 8.22(A), by (i) General Warranty Deeds (the "Deeds"), (ii) any leased property utilized in the Operations described on Schedule 1(v) by a properly approved assignment of lease in form satisfactory to Operating, and (iii) grant to Operating the Lease and Option to purchase in the form of Exhibit 8.2(iii) (a "Lease and Option") for each parcel of Real Property owned in fee and subject as of Closing to an Environmental Condition and set forth on Schedule 8.22(A) as a Lease and Option Property.

               8.3 Employee Matters.

                  (a) Services of Transferor Employees. It is the intent of Operating to offer employment to substantially all of those employees of Transferor who are employed by Transferor on January 1, 2003 and engaged in the Operations (a "Transferred Employee") in substantially similar positions and wage levels as the wage levels of Operating's or its affiliates' current employees in similar positions, and with the same employee benefits that are otherwise provided by Operating, or a parent or affiliate of Operating, to its other employees. Transferor will terminate the employment of the Transferred Employees immediately prior to the Closing. Offers of employment shall be effective as of the Closing Date; provided however, such employment shall be on an "at-will" basis, and Operating, or a parent or affiliate of Operating, shall not be obligated hereunder to employ any Transferred Employee in a position, pay or benefits that are the same, or substantially the same, as those with the Transferor.

                  (b) Employee Benefits.

                              (i) Operating Benefit Plans. All Transferred
               Employees shall be eligible to participate in the Benefit Plans sponsored by Operating, or a parent or affiliate of Operating, as applicable, pursuant to the terms of those plans.

                                        (A) With respect to the Heritage Propane
               Partners Profit Sharing and 401(k) Savings Plan ("Heritage 401(k) Plan") described on Schedule 8.3(b), each Transferred Employee age 21 or older shall be eligible to participate in such plan as of the Closing Date. The Heritage 401(k) Plan will accept any and all eligible rollover distributions of Transferred Employees from any "employee pension benefit plan" of Transferor pursuant to the terms of the Heritage 401(k) Plan.

                                        (B) With respect to any "employee
               welfare benefit plan" described on Schedule 8.3(b), each Transferred Employee who is employed by Operating, or a parent or affiliate of Operating, on a "full-time basis", not including seasonal or temporary employees, who work thirty (30) hours or more per week, shall be eligible to participate in those plans and any waiting period for eligibility shall be prorated for each Transferred Employee to the extent such employee was covered under a similar Transferor Benefit Plan on the Closing Date.

                              (ii) Transferor Benefit Plans. Except as set forth
               herein, participation in all employee Benefit Plans of Transferor listed on Schedule 7.9 shall be terminated as of the Closing Date for each Transferred Employee.

                                        (A) With respect to any "employee
               pension benefit plan," all contributions (including the Transferor contributions and Transferred Employee contributions) shall have been paid or accrued for any period ending on or before the Closing Date, and as soon as administratively feasible after the Closing Date, the employer sponsoring such plan will cause the accrued benefit of each Transferred Employee who so elects to be transferred to the Heritage 401(k) Plan.

                                        (B) With respect to any "welfare
               benefit plan", all premiums shall have been paid for any period ending on or before the Closing Date; provided, however, with respect to any "group health plan", V-1 will pay the entire (non-prorated) cost for the month of January 2003 and maintain that coverage through January 31, 2003.

                                        (C) Transferor will pay the cost of and
               obtain endorsements of its group disability and life insurance coverages such that such coverages remain in effect through January 31, 2003 for all of its employees who become employees of Operating or any affiliate.

                              (iii) Other Employee Benefit Matters. No other
               Transferred Employee liability or Transferor Benefit Plan liability or related liability, including, without limitation, any liability for accrued vacation time, any liability under COBRA (except to the extent required by law), ERISA, or the Code, is being assumed by Operating, or a parent or affiliate of Operating.

               8.4 Customer Deposits and Credit Balances. If the amount of Customer Deposits, customer Credits and/or the Delivery Credit utilized to adjust the Cash Portion of the Value at Closing proves to be incorrect, the amount of any over or under credit will be paid promptly to the party benefiting from such under or over calculation.

               8.5 Transferor and Owners Covenant Not to Compete.

                  (a) Prohibited Conduct. In consideration of the acquisition of the Operations (including the goodwill of the Transferor being transferred to Operating), the Transferor and each of the Owners (individually, a "Restricted Party" and collectively, the "Restricted Parties") agree that for a period of ten (10) years after the Closing no Restricted Party will, directly or indirectly, and any entity in which it, he or she has any interest will not:

                         (1) Engage in the business of the sale of propane or
propane-related products, or natural gas within the States of Colorado, Idaho, Montana, Oregon, Utah, Washington, or Wyoming, in any state directly adjacent to any such state where the Plant Facilities transferred by Transferor to Operating or any state in which Operating or any affiliate of Operating has a plant as of the date hereof (the "Restricted Area").

                         (2) Solicit, service, or sell propane, propane related
products, natural gas, fuel oil or electrical distribution to any present or future propane related customer or account in the Restricted Area.

                         (3) Directly or indirectly solicit or hire any of the
employees of Transferor or Operating or its affiliates to become employees of any entity in which any Restricted Party is the holder of any ownership interest or to which any Restricted Party renders any service.

                         (4) Furnish, divulge, or make accessible to anyone any
confidential or proprietary information or trade secrets concerning the Operations including, but not limited to, customer identification, customer lists, business records and supply cost and pricing data.

                         (5) Provide to, arrange for, guarantee funds, or
arrange for product supply or consumer tank purchases to any person who engages in the retail sale of propane or propane related products in the Restricted Area.

                         (6) Be a member of a partnership or a stockholder,
investor, officer, director, employee, agent, associate, or consultant, of any person, partnership, or corporation which does any of the acts described in the foregoing subparagraphs (1), (2), (3), (4) or (5). Neither ownership by any of the Restricted Parties of (i) less than five percent (5%) of the outstanding shares of the capital stock of any entity traded on a national stock exchange engaged in the LP-gas business nor (ii) ownership of interests in the Partnership shall constitute a breach of this Section 8.5.

                  (b) Equitable Relief. The Restricted Party agrees that the covenants contained in this section relate to matters which are of special and unique character which give Operating peculiar value impossible of replacement, and for the lack of which Operating cannot be reasonably or adequately compensated in damages. Operating would not enter into this Agreement except for the covenant of the Restricted Parties as contained herein, and if any Restricted Party should breach this Section 8.5, Operating's damages will be difficult to determine, if not impossible to determine. Therefore, each Restricted Party expressly agrees that in addition to the right to recover damages, Operating shall be entitled to injunctive and/or equitable relief to prevent a breach hereof, and to secure the enforcement hereof. Each Restricted Party acknowledges that the covenants contained in this subsection 8.5 are reasonably necessary for the protection of Operating's business.

                  (c) Severability. If the terms of this Section 8.5 are held by any court or agency to be unenforceable because of the period of time in which those terms remain in effect, the breadth of the activities restricted, or the breadth of the geographical area of the limitations, then, nevertheless, this section shall be deemed to have been amended to limit that time period, those activities, or that area to the longest time period, the broadest activities and the largest geographical area (not to exceed those set forth in this section) as will be enforceable.

               8.6 Change of Name. Immediately following the Closing, the Transferor will change its name to "Blue Bell Group, Inc." and furnish evidence thereof to Operating. Transferor hereby instructs the issuance of the HPP Units at Closing to be in the name of Blue Bell Group, Inc., tax identification number 82-0195565.

               8.7 Conduct and Preservation of the Business of the Transferor. Except as expressly provided in this Agreement, during the period from the date hereof to the Closing Date, the Transferor shall (a) conduct the Operations substantially as they are being conducted on the date hereof; (b) use its commercially reasonable best efforts to preserve, maintain and protect the Assets and the Operations consistent with past practices; (c) use its commercially reasonable best efforts to preserve intact the business organization of the Operations, consistent with past practices, and to maintain existing relationships with suppliers, contractors, distributors, customers and others having business relationships with the Transferor or the Operations; and (d) permit Operating to meet with employees of the Transferor to describe the proposed transaction and Operating's benefit programs.

               8.8 Restrictions on Certain Actions of the Transferor. Without limiting the generality of Section 8.7, except as set forth on Schedule 8.8 or as otherwise expressly contemplated by this Agreement, from and after the date hereof and until the Closing Date, the Transferor, without the approval of Operating, with respect to the Operations and the Assets shall not:

                  (a) Make any material change in the ongoing Operations of the Transferor;

                  (b) Mortgage or pledge any of the Assets or create or suffer to exist any encumbrance thereupon, other than Permitted Encumbrances;

                  (c) Sell, lease, transfer or otherwise dispose of, directly or indirectly, any of the Property, except in the ordinary course of business consistent with past practice; provided that any asset so sold shall be replaced with a comparable asset, or sell, lease, transfer, or otherwise dispose of any fixed assets, whether or not in the ordinary course of business, which have a value, individually or in the aggregate, in excess of $50,000;

                  (d) Enter into any lease, contract, agreement, commitment, arrangement, or transaction relation to the Assets or the Operations other than in the ordinary course of business;

                  (e) Amend, modify or change any existing lease or contract relating to the Operations or the Assets, other than in the ordinary course of the business consistent with past practice;

                  (f) Waive, release, grant or transfer any rights of value relating to the Operations, other than in the ordinary course of the business consistent with past practice;

                  (g) Except in the ordinary course of business, hire any new employees or recall any laid-off employees;

                  (h) Delay payment of any account payable or other liability relating to the Operations beyond the later of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice, unless such delay is due to a good faith dispute as to liability or amount;

                  (i) Permit any current insurance or reinsurance or continuation coverage to lapse if such policy insures risks, contingencies or liabilities (including product liability) related to the Property or the Operations;

                  (j) Except as set forth in this Section 8.8, take any action which would make any of the representations or warranties of the Transferor untrue as of any time from the date of this Agreement to the date of the Closing, or would result in any of the conditions set forth in this Agreement not being satisfied;

                  (k) Authorize or propose, or agree in writing or otherwise take, any of the actions described in this Section 8.8;

                  (l) Merge into or with or consolidate with any other corporation or acquire all or substantially all of the business or assets of any corporation or other entity;

                  (m) Purchase any securities of any corporation or other Person that would constitute a part of the Operations;

                  (n) Take any action or enter into any commitment with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up of the Operations; or

                  (o) Create or terminate any employee benefit plans (within the meaning of Section 3(3) of ERISA) or any other employee benefit plan or program not subject to ERISA, except as required by law.

               8.9 Services of Employees. Between the date hereof and the Closing, the Transferor shall use its reasonable best efforts to keep available the services of its employees, and shall not, except as necessary to accommodate Operating's employment of some of Transferor's employees or in accordance with past practice and existing business policy, terminate any such employees.

               8.10 (a) Access to Information Confidentiality. Between the date hereof and the Closing, the Transferor (i) shall give Operating and its respective authorized representatives reasonable access to all employees and all facilities and all books and records relating to the Operations and the Assets,
(ii) shall permit the Transferor and its respective authorized representatives to make such inspections of the Assets as they may reasonably require to verify the accuracy of any representation or warranty contained in Section 7 and (iii) shall furnish Operating and its respective authorized representatives with such financial and operating data and other information with respect to the Assets and Operations as any such party may from time to time reasonably request; provided, however, that Transferor shall have the right to have a representative present at all times of any such inspections or examinations conducted at the offices or other facilities of the Transferor.

                  (b) The Confidentiality Agreement dated May 25, 2001 by and between the Transferor and Operating shall remain in full force and effect as set out therein until the Closing.

               8.11 Third Party Consents. Between the date hereof and the Closing, the Transferor shall use its commercially reasonable best efforts to obtain all of the Consents. "Commercially reasonable best efforts" or any phrase of similar tenor as used in this Agreement or any Ancillary Agreement shall mean such good faith efforts as are commercially reasonable, comparing the cost and expense of the efforts to the benefit to be gained (without regard to the identity of the beneficiary). If the Transferor determines that obtaining a required Consent is not commercially reasonable, it will immediately advise Operating and the Partnership.

               8.12 Release of Liens. Between the date hereof and the Closing, the Transferor shall obtain full releases of any encumbrances on the Assets other than Permitted Encumbrances.

               8.13 Public Announcements. Between the date hereof and the Closing, except for the form of press release set forth as Annex III and as may be required by applicable law or stock exchange rule, none of the parties or any of their respective affiliates or representatives shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of each of the other parties.

               8.14 Access to Records After Closing. For a period of six (6) years from and after the Closing Date, the Transferor and its affiliates and representatives shall have reasonable access to inspect and copy all books and records relating to the Operations and Property to the extent that such access may reasonably be required in connection with matters relating to or affected by the Operations prior to the Closing Date. The Partnership and Operating shall afford such access upon receipt of reasonable advance notice and during normal business hours. If the Partnership and Operating desire to dispose of any of such books and records prior to the expiration of such period, they shall, prior to such disposition, give the Transferor a reasonable opportunity, at its expense, to segregate and remove such books and records as it may select. The Transferor shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 8.14.

               8.15 Amendment of Schedules. The parties shall have the continuing obligation until the Closing to amend or supplement promptly the Schedules with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be
(i) disclosed to make any representation herein correct in all material respects or (ii) set forth or described in the Schedules, each a "Disclosure Letter" and collectively the "Disclosure Letters." For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in
Section 11.2 and Section 11.3 have been fulfilled, the Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any Disclosure Letter thereto. If the Closing shall occur, then all matters disclosed pursuant to any such Disclosure Letter at or prior to the Closing shall be waived, and the Agreement and Schedules, as so supplemented or amended at the time of the Closing, shall thereafter constitute the Schedules for purposes of this Agreement.

               8.16 Financial Statements. Commencing with the signing hereof, the Transferor will cooperate with Operating so that within sixty (60) days after the Closing Date, the Transferor's financial statements that are required to be filed in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Exchange Act Regulations, and the Securities Act may be audited and prepared to file with a Form 8-K(A) with the SEC. All cost and expense of the preparation of such financial statements shall be borne by the Partnership subject, however, to the allocation of the cost of any employee who is subject to the Transition Services Agreement.

               8.17 Transport Assets. Prior to the Closing the Transferor will acquire legal title to those transports listed on Schedule 8.17 which will become part of the motor vehicles transferred to Operating at the Closing.

               8.18 Actions by Transferor, Operating, and the Partnership. Each of the Transferor, Operating, and the Partnership agrees to use commercially reasonable best efforts to satisfy the conditions to Closing set forth in Section 11 and to use its commercially reasonable best efforts to refrain from taking any action within its control that would cause a breach of a representation, warranty, covenant or agreement as set forth in this Agreement.

               8.19 Listing. The Partnership shall use its best efforts to list the HPP Units on the New York Stock Exchange, prior to the Closing Date, subject to official notice of issuance.

               8.20 Owners' Efforts. The Owners agree that (i) they will vote their shares of the Transferor in such a manner as to approve the transaction contemplated by this Agreement and (ii) from and after Closing they will cause the Transferor to fulfill its obligations under the Security Agreement.

               8.21 Wyoming Property. To the extent that Operating acquires either (i) a leasehold interest in any Real Property located in the state of Wyoming or (ii) a fee interest in any property located in the state of Wyoming, either of which is listed on Schedule 7.5(b) as having existing or potential underground petroleum tanks (each a "Wyoming Property" and collectively, the "Wyoming Properties"), Transferor agrees that it will institute and continue to pay the enrollment fees for the Wyoming Leaking Aboveground/Underground Storage Tank Remediation Program applicable to each such Wyoming Property for the term of Operating's Lease and Option with respect thereto or, with respect to any such property that is acquired in fee by Operating or an affiliate, until the shorter of (i) five (5) years following the Closing or (ii) until remediation of such property has been completed in accordance with the laws and regulations of the state of Wyoming and the EPA and the state of Wyoming shall have given its final release of the property concerned. Transferor will furnish Operating at Closing a listing of each such site identifying the annual payment date for registration of each site with the Wyoming Fund and, following Closing, furnish to Operating at least thirty (30) days prior to the due date of the required registration payment proof of payment of the fee for each such property.

               8.22 Environmental Remediation.

                  (A) The Transferor agrees to continue in a diligent manner the remediation of each parcel of Lease and Option Properties listed on Schedule 8.22(A) in accordance with the proposed remedial action set forth on Schedule 7.5(b) until (i) such parcel has reached a status such that the applicable environmental authority has finally determined that no further remedial action is required with respect to such parcel, (ii) Transferor determines that further remediation is not commercially reasonable, (iii) Operating determines that the prospects for the continued use of any such parcel is an unacceptable risk for Operating's further involvement with such parcel, or (iv) a term of four and one-half years has passed since the Closing and no final resolution of the Environmental Condition on such parcel has been achieved and Operating determines to relocate its operations to a new location. The determination of any party as set forth above shall be in such party's absolute discretion.

         In any such event, Operating shall, in its sole discretion, be entitled to (i) terminate the Lease and Option of such parcel from the Transferor and receive from the Transferor the cost to establish an alternative service facility (in the area of the parcel in question) up to the value assigned to such parcel on Schedule 8.22(A) (the "Relocation Cost") or (ii) exercise its purchase option in the Lease and Option. Any cost of relocation over and above that set forth on Schedule 8.22(A) shall be borne by Operating.

                  (B) Ongoing Remediation Properties. With respect to each of the "Ongoing Remediation Properties" listed on Schedule 8.22(B), the Transferor agrees to continue in a diligent manner the remediation of each parcel of Ongoing Remediation Property in accordance with the proposed remediation action set forth on Schedule 8.22(B) until such parcel has reached a status such that the applicable environmental authority has finally determined that no further remedial action is required with respect to such parcel. All cost of remediation or state fees or expenses on these parcels shall be borne by Transferor.

                  (C) Minor Remediation Prior to Closing. Between the date hereof and the Closing, the Transferor shall have caused the proper testing, removal, or other remediation of the conditions listed on Schedule 8.22(C) to occur to the reasonable satisfaction of Operating and furnish to Operating written documentation of the accomplishment of each such task to those properties listed.

               8.23 No Shop. Between the date hereof and January 31, 2003, Transferor and Owners agree not to solicit, initiate or encourage the submission of inquiries, proposals or offers from any person or entity relating to the sale of assets of the Transferor or respond to any offer or inquiry.

               8.24 Billings Fire Restoration. Transferor will proceed and diligently complete, in accordance with the applicable rules and regulations, the construction of a replacement facility to replace with a substantially similar facility the structure and other improvements that were destroyed by the Billings Fire. The replacement facility shall be designed and constructed in a manner that is mutually approved by the Transferor and Operating, and no consent or authorization shall be unreasonably withheld.

         9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF OPERATING AND THE PARTNERSHIP. As additional consideration for the transactions contemplated herein, Operating and the Partnership make the following representations, warranties and covenants, each of which is deemed by the parties to be material and shall survive the Closing:

               9.1 Organized and Good Standing. Each of the Partnership and Operating is a limited partnership duly organized and validly existing in good standing under the laws of Delaware, qualified to transact business in such states as the nature of its business so requires, has full power to own its property and to carry on its business as now being conducted, is licensed and qualified and has full power to execute, deliver, and perform this Agreement.

               9.2 Authorizations. Each of the Partnership and Operating has obtained all necessary partnership authorizations and approvals (including, without limitation, the approval of the Board of Directors of the general partner of its general partner, U.S. Propane, L.L.C.), for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder.

               9.3 Securities Law Compliance. The Partnership has filed all required reports under the Exchange Act and will continue to make all required filings on a timely basis until the second anniversary of the Closing.

               9.4 SEC Documents and Partnership Documents. The Partnership has provided to Transferor the Partnership's Registration Statement No. 333-40407 as filed with the Securities and Exchange Commission November 17, 1997 and the Prospectus included therein, Form 10-K for the year ended August 31, 2002 (such documents collectively referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Partnership included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Partnership and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since November 17, 1997, other than as discussed by the SEC Documents, there has been no material adverse change in the business of the Partnership and its subsidiaries, taken as a whole. The Partnership has also provided to Transferor the Partnership's Amended and Restated Agreement of Limited Partnership of Heritage Propane Partners, L.P. in the form entered into on June 27, 1996 in connection with is offer of Common Units to the public, and amendments No. 1 through No. 4 that are all the amendments to date (collectively, the "Partnership Agreement").

               9.5 Authorization for HPP Units. The Partnership has taken all necessary partnership action to permit it to authorize the issuance of the number of HPP Units required to be issued pursuant to the terms of this Agreement. The HPP Units to be issued pursuant to the terms of this Agreement will, when issued, be validly issued, fully paid and nonassessable (except as provided in Section 17-607 of Delaware Revised Uniform Limited Partnership Act) and not subject to preemptive rights. The HPP Units issuable in the exchange will, when issued, be listed on the New York Stock Exchange subject to official notice of issuance. At the Closing the Partnership will accept the Transferor as an additional Limited Partner as defined in the Partnership's Partnership Agreement as in effect on the date hereof.

               9.6 Tax Matters. Both Operating and the Partnership are partnerships for federal income tax purposes, subject to the provisions of subchapter K of the Internal Revenue Code.

               9.7 Tax Under Code Section 7.04(c).

                  (a) Operating covenants that it will not cause or permit the sale or disposition of Contributed Assets, the disposition of which would result in gain being allocated to Transferor under Section 704(c) of the Code prior to December 31, 2003. If any Contributed Assets are sold or disposed of prior to December 31, 2003, Operating will, at the latter of (i) thirty (30) days after the occurrence of the event that cause such breach or (ii) fifteen (15) days prior to the due date of the tax return to report any such taxable event, tender to the Transferor the amount of actual built-in gains tax federal and state if applicable incurred by the Transferor by reason of the recognition of income attributable to the sale of any of the Contributed Assets by Operating prior to December 31, 2003 in violation of this subparagraph.

         10. INDEMNIFICATION. The parties hereto agree as follows regarding indemnification of each other concerning claims, actions, or proceedings arising from this Agreement.

               10.1 Indemnification of the Partnership and Operating. Transferor shall indemnify and hold Operating and the Partnership harmless from and against any loss, cost, expense, or other damage (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Damage") resulting from, arising out of, or incurred with respect to, or (in the case of claims asserted against the Partnership or Operating by a third party) alleged to result from, arise out of, or have been incurred with respect to:

               (i) the falsity or the breach of any representation or warranty made by Transferor herein or in any Schedule hereto;

               (ii) the breach of any covenant or agreement made by Transferor herein;

               (iii) any debt, obligation, contract, or liability of Transferor satisfied by Operating or the Partnership which is not expressly assumed by Operating or the Partnership;

               (iv) the Transferor's conduct of its business and the Operations prior to the time of Closing, other than the Assumed Obligations; and

               (v)            any claim or litigation listed on Schedule 7.4.

               10.2 Indemnification of Transferor. Operating shall indemnify and hold Transferor harmless from and against any Damage resulting from, arising out of, or incurred with respect to, or (in the case of claims asserted against Transferor by a third party) alleged to result from, arise out of, or have been incurred with respect to:

               (i) the falsity or the breach of any representation or warranty made by Operating or the Partnership herein or in any Schedule hereto;

               (ii) the breach of any covenant or agreement made by Operating or the Partnership herein;

               (iii) any debt, obligation, contract, or liability of Transferor satisfied by Transferor which is expressly assumed by the Partnership or Operating hereunder; and

               (iv) the conduct of business by Operating using the Property after the time of the Closing.

               10.3 Notice of Claims. The party seeking indemnification (the "Indemnified Party") agrees to give the party from whom indemnification is sought (the "Indemnifying Party") timely notice of any claim with respect to which the Indemnifying Party has agreed to indemnify the Indemnified Party under this Section 10. Upon request, the Indemnified Party shall give the Indemnifying Party access to such information possessed by the Indemnified Party as the Indemnifying Party reasonably requests relating to such claim. The Indemnified Party may initially undertake the defense of any third party claim until the Indemnifying Party has acknowledged in writing that the Indemnifying Party is indemnifying the Indemnified Party with respect to any third party claim, whether or not involving litigation, at which point the Indemnifying Party will be entitled to assume the defense of any such claim; provided that the Indemnified Party may, at its election, participate (at its own expense) in such defense. At the Indemnifying Party's reasonable request, the Indemnified Party will cooperate with the Indemnifying Party in the preparation of any such defense if the Indemnifying Party reimburses the Indemnified Party for any expenses incurred in connection with such request. The Indemnifying Party will not settle any such claim for consideration other than money without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

               10.4 Survival of Representations and Warranties and Agreements. The respective representations, warranties, covenants and agreements of the parties contained herein or in any certificate or other document delivered prior to or at the Closing shall survive the Closing, and those in Sections 7.2 and
7.3 shall expire and terminate twenty-four (24) months thereafter, and the remainder shall expire and terminate sixty (60) months thereafter, except for
(a) claims made on or prior to the expiration date made pursuant to Section 10.3, which claims and the provisions of Sections 10.1 through 10.5 shall survive until the liability is finally determined, (b) the obligations of the parties under Sections 8.1, 8.5 and 8.14, which obligations shall survive until the end of the relevant limitations period, and (c) the representations and warranties of the Transferor in Sections 8.1, 8.5 and 8.14, which representations and warranties shall survive until the end of the relevant limitations period. Thereafter, no party shall be under any liability whatsoever with respect to any such representation, warranty, covenant or agreement or any certificate with respect thereto.

               10.5 Limitations of Liability. In consideration of the covenants and agreements set forth herein, the maximum liability of the Transferor to the Partnership and Operating shall be (i) $3,500,000 represented by those monies deposited into the Environmental Fund as defined in and subject to the Security Agreement for claims arising under Section 7.5(b), 8.21 and 8.22 and (ii) $2,000,000 represented by those monies deposited into the Claims Fund as defined in the Security Agreement with respect to all claims other than those covered by
Section 10.5 subsection (i) above; and the maximum liability of Operating and the Partnership to the Transferor and the Owners shall be $5,500,000.

               10.6 Payment. The party seeking indemnification shall be entitled to immediate payment in cash upon final resolution of the claim.

         11. CONDITIONS TO CLOSING, DAY OF THE CLOSING, AND CLOSING PROCEDURE.

               11.1 Closing Date. Consummation of the purchase and sale contemplated by this Agreement (the "Closing") shall occur in the offices of Anderson, Nelson, Hall & Smith, P.A. in Idaho Falls, Idaho, on January 2, 2003, at 9:00 a.m. local time, or at such later date, time, or place as the Partnership, Operating and Transferor shall mutually agree.

               11.2 Conditions to Closing of the Transferor. The obligations of the Transferor to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the fulfillment by Operating and/or the Partnership on or prior to the Closing Date of each of the following conditions:

                  (a) Representations and Warranties True. All the representations and warranties of Operating and/or the Partnership contained in this Agreement, and in any agreement, instrument or document delivered by either of Operating or the Partnership pursuant to this Agreement on or prior to the Closing Date shall be true and correct, individually and in the aggregate, in all material respects as of the date of this Agreement and as of the Closing Date.

                  (b) Covenants and Agreements Performed. Each of Operating and the Partnership shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by it.

                  (c) Certificates. The Transferor shall have received a certificate from each of the Partnership and Operating, in substantially the form set forth in Exhibit 11.2(c), dated the Closing Date, representing and certifying that the conditions set forth in Sections 11.2(a) and 11.2(b) have been fulfilled.

                  (d) Legal Proceedings. No preliminary or permanent injunction or other order, decree or ruling issued by a governmental authority, and no statute, rule, regulation or executive order promulgated or enacted by a governmental authority, shall be in effect that restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated hereby. No proceeding before a governmental authority shall be pending (A) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (B) that could reasonably be expected, if adversely determined, to impose any material limitation on the ability of the Transferor to convey the Assets or to receive full payment therefor.

                  (e) Consents. All Consents set forth on Schedule 7.2 shall have been obtained or made and shall be in full force and effect as to Operating at the time of the Closing.

                  (f) Listing. The HPP Units issuable to the Transferor pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange subject to official notice of issuance.

                  (g) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any event or condition having a material adverse effect on the condition, financial or otherwise, of business prospects, properties, net worth, or results of operations of the Partnership and Operating taken together as a whole.

                  (h) Deliveries. Operating and the Partnership shall have delivered the following:

                              (i) Legal Opinions. The Transferor shall have
               received an opinion of counsel to Operating and the Partnership in a reasonable and customary form to be agreed by the parties.

                              (ii) The documents and payments listed in Section
               12.2.

               11.3 Conditions to Closing of Operating and the Partnership. The obligations of each of the Partnership and Operating to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the fulfillment by the Transferor on or prior to the Closing Date of each of the following conditions:

                  (a) Representations and Warranties True. All of the representations and warranties of the Transferor contained in this Agreement, and in any agreement, instrument or document delivered by the Transferor pursuant to this Agreement on or prior to the Closing Date shall be true and correct, individually and in the aggregate, in all material respects as of the date of this Agreement and as of the Closing Date.

                  (b) Covenants and Agreements Performed. The Transferor shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by it.

                  (c) Certificates. The Partnership and Operating shall have received a certificate from the Transferor, in substantially the form set forth in Exhibit 11.3(c), executed by the Transferor, dated the Closing Date, representing and certifying that the conditions set forth in Sections 11.3(a) and 11.3(b) have been fulfilled.

                  (d) Legal Proceedings. No preliminary or permanent injunction or other order, decree, or ruling issued by a governmental authority, and no statute, rule, regulation or executive order promulgated or enacted by a governmental authority, shall be in effect (i) that restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated hereby or (ii) that would impose any material limitation on the ability of Operating effectively to exercise full rights of ownership of the Assets and the Operations to be acquired by Operating under this Agreement. No proceeding before a governmental authority shall be pending (A) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or
(B) that could reasonably be expected, if adversely determined, to impose any material limitation on the ability of Operating effectively to exercise full rights of ownership of the Assets and the Operations to be acquired by Operating under this Agreement.

                  (e) Consents. All Consents set forth on Schedule 7.2 shall have been obtained or made and shall be in full force and effect as to the Transferor at the time of the Closing.

                  (f) No Material Adverse Effect. Since the date of this Agreement there shall not have been any event or condition having a material adverse effect on the condition

(financial or otherwise), business, prospects, properties, net worth or results of operations of the Transferor, taken as a whole.

                  (g) Deliveries. The Transferor and its affiliates shall have delivered the following:

                    (i) Release of Encumbrances. All encumbrances on the Assets, other than the Permitted Encumbrances, shall have been fully released.

                    (ii) Legal Opinions. The Partnership and Operating shall have received an opinion of counsel to the Transferor in a reasonable and customary form to be agreed by the parties.

                    (iii) Leases. Assignments of lease shall have been executed and delivered by the Transferor with respect to the properties identified in
Schedule 11.3(g)(iii), with such assignments on commercially reasonable terms with representations, warranties and covenants consistent with this Agreement, and Lease and Option in the form of Exhibit 8.2(iii) for the properties listed on Schedule 8.22(A).

                    (iv) Application for Issuance. At the Closing, the Transferor will deliver the Application for Issuance of Common Units, substantially in the form attached as Exhibit 7.13.

                    (v) Title Commitments. At least twenty (20) days prior to the Closing the Title Commitments contemplated by Section 12.1(c) with copies of the exception documents thereto.

                    (vi) The documents listed in Section 12.1.

               11.4 (a) Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned by written notice at any time prior to the Closing in any of the following manners:

                    (i) by written consent of each of the parties;

                    (ii) by any party if the Closing has not occurred on or before January 31, 2003, unless such failure to close resulted from a breach of this Agreement by the party or its affiliate seeking to terminate this Agreement pursuant to this Section 11.4(a)(ii).

                    (iii) by any parties if (i) there is any statute, rule or regulation that makes consummation of the transactions contemplated hereby or the Operations illegal or otherwise prohibited or (ii) a governmental authority
(A) has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable or (B) has made any order, decree, ruling or other action consenting to or approving consummation of the transactions contemplated hereby contingent or conditional in any manner that has a material adverse effect on either the contemplated operations of Transferor on the one hand or the Partnership or Operating on the other hand upon consummation of this Agreement;

                    (iv) by any party, if there has been any violation or breach by any other party (other than an affiliate or related party of the first party) of any representation, warranty, covenant or agreement contained in this Agreement that has rendered impossible the satisfaction of any condition to the obligations of such other party set forth in Section 11.2 or Section 11.3 and such violation or breach has neither been cured within thirty (30) days after notice by such first party to the other party nor waived by the first party;

                    (v) by any party, if any other event shall occur that shall render the satisfaction of any such condition to the obligations of any other party (other than an affiliate or related party of the first party) impossible and such condition has not been waived by the other parties;

                    (vi) by the Partnership and Operating, if any material amendment is made to the Schedules to Section 7 in accordance with Section 8.15. For purposes of this section only, a material amendment shall be an event or cost that is reasonably anticipated to result in a cost or expense in excess of $100,000;

                    (vii) by the Transferor, if any material amendment is made to the representations in and the Schedules to Section 9 in accordance with
Section 8.15. For purposes of this section only, a material amendment shall be an event or cost that is reasonably anticipated to result in a cost or expense in excess of $100,000;

                    (viii) by the Transferor, if the Average Price meets or exceeds $29.00;

                    (ix) by Operating and the Partnership, if the Average Price is $25.00 or less.

               (b) Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.4(a) by any party, written notice thereof shall forthwith be given to the other parties specifying the provision hereof pursuant to which such termination is made. In the event of termination of this Agreement for any reason, this Agreement shall become void and have no effect, except that the agreements contained in this Section 11.4 and in Section 8.10(b) and Sections 12.3, 12.4, 12.5, 12.6, 12.7 and 12.9 shall survive the termination hereof. Nothing contained in this Section 11.4 shall relieve any party from liability for any willful breach of this Agreement.

               (c) Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

               (d) Waiver. Any party may, on behalf of itself only and not on behalf of any other party, (a) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto, (b) waive compliance by any other party with any of its agreements contained herein, and (c) waive fulfillment of any conditions to its obligations contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

                  11.5 Delivery of Assets; Risk of Loss and Business Transfer. Delivery of possession of the Property purchased hereunder and the Closing shall be deemed to have occurred for all purposes at the time of Transferor's receipt of the wire transfer of funds called for under Section 4 on the day of the Closing and all risks of loss, whether or not covered by insurance, shall be on Transferor until such time and on Operating and the Partnership from and after such time. The delivery or possession of the Assets to be transferred hereunder shall be so arranged between Transferor, Operating and the Partnership as to permit Operating to take over the Operations without interruption. Operating will be given credit for the business activity on the day of the Closing. In the event that the funds transfer is made after the time for overnight investment, then Operating will pay to Transferor interest on the amount of the wire transfer at the local overnight rate for sums of similar size.

                  11.6 Assignment and Assumption. Immediately upon the Closing the Partnership will assign and contribute to Operating all of the Contributed Property, and Operating will assume all of the Partnership's obligations arising under this Agreement or any exhibit hereto, other than the obligation to deliver HPP Units or pursuant to Section 2.3

         12. INSTRUMENTS OF CONVEYANCE AND CLOSING DOCUMENTS.

               12.1 Transferor's Documents. Transferor shall deliver to the Partnership and Operating at the time of Closing on the day of the Closing the following documents:

                    (a) An Assignment of Interests or other instruments of transfer to Operating (as the assignee of the Partnership) for the (i) Contributed Property and a Bill of Sale for the (ii) Additional Property described in this Agreement in substantially the forms of Exhibit 12.1(a)(i) and 12.1(a)(ii).

                    (b) Vehicle title certificates or other evidence of ownership of motor vehicle equipment described in Section 1 duly assigned to Operating (as the assignee of the Partnership) together with such additional transfer documents as the laws of the state of the location of the Operations may require.

                    (c) Commitments for policies of title insurance for each parcel of the Owned Real Property, in form and substance of any exceptions to title reasonably satisfactory to Operating's counsel committing to insure the title to the Owned Real Property in the amounts set forth on Annex II (the "Title Commitments"), with the premium for the title policy and such commitment and all other expense thereof paid by Transferor.

                    (d) Certified copies of corporate resolutions of Directors and Stockholders authorizing the entry into this Agreement by Transferor and the consummation of the transactions contemplated hereby.

                    (e) The Deeds for all the Real Property set forth as Owned Property, other than those properties subject to a Lease and Option.

                    (f) Lease and Option Agreements for those properties listed on Schedule 8.22.

                    (g) A certificate of good standing for Transferor from the Secretaries of State of the states of Idaho, Montana, Oregon, Utah, Washington, and Wyoming.

                    (h) Termination Statement(s). (Mtg. Release) (Lien
Releases).

                    (i) The Security Agreement.

                    (j) The Transition Services Agreement in the form of Exhibit 12.1(j) (the "Transition Services Agreement").

                    (k) Such other documents as are reasonably requested by Operating or the Partnership.

               12.2 Operating's and Partnership's Documents. At the time of Closing on the day of the Closing, Operating or the Partnership, as the case may be, shall deliver to Transferor the following:

                    (a) A certified copy of resolutions duly adopted by the Board of Directors of Operating and the Partnership approving the execution and delivery of this Agreement and authorizing all necessary or proper organizational action to enable Operating and the Partnership to comply with the terms of this Agreement.

                    (b) The wire transfer required under Section 4.1, adjusted as provided in the Agreement.

                    (c) The Certificates for the HPP Units or facsimile copies thereof (with the originals to be delivered within three (3) business days following the Closing).

                    (d) The Security Agreement.

                    (e) The Transition Services Agreement.

                    (f) Such other documents as are reasonably requested by Transferor.

               12.3 Finder's or Broker's Fee. Operating, the Partnership, and Transferor each represents that they or it has not dealt with and at Closing it will not have any liability to nor owe any fee or compensation to any agent, finder, or broker, either in the nature of a finder's fee or otherwise in connection with the subject matter of this Agreement and each agrees to indemnify and hold the other harmless against any liability, damages costs or expense incurred by reason of its breach of the foregoing representation.

               12.4 Severability. If any provision of this Agreement is prohibited or unenforceable in any jurisdiction then the party that will be adversely affected thereby if the transaction is completed may, but shall not be obligated, as to such jurisdictions, such prohibitions, or such unenforceability, to complete the transfers contemplated by this Agreement without invalidating the remaining provisions hereof, and any such prohibition of unenforceability in any jurisdiction as so waived shall not invalidate or render unenforceable such provisions in any other jurisdiction.

               12.5 Notices. Any notice or other communication required or permitted hereunder shall be in writing, and shall be deemed to have been given if (i) placed in the United States mail, certified, postage prepaid, (ii) delivered to a recognized overnight courier service for next business day delivery, (iii) if received by facsimile transmission, or (iv) personally delivered addressed as follows:

            Transferor:        V-1 Oil Co.
                               c/o Bob Clayton
                               P.O. Box 51564
                               Idaho Falls, Idaho 83405-1564
                               Fax #:
                                     ------------------------------------------

            Owners;            Blue Bell Group, Inc.
                               c/o Bob Clayton
                               P.O. Box 51564
                               Idaho Falls, Idaho 83405-1564
                               Fax #:
                                     ------------------------------------------

            with a copy (which shall not constitute notice) to:

                               Anderson, Nelson, Hall & Smith, P.A.
                               Attn:  Douglas R. Nelson, Esq.
                               490 Memorial Drive
                               P.O. Box 51630
                               Idaho Falls, Idaho 83405-1630
                               Fax No.:   208-523-7254

            Operating and:     Heritage Operating, L.P.
            the Partnership:   Heritage Propane Partners, L.P.
                               c/o U.S. Propane, L.P.
                               Attn: H. Michael Krimbill
                               8801 S. Yale Avenue, Suite 310
                               Tulsa, Oklahoma 74137
                               Fax #: 918-493-7290
            with a copy (which shall not constitute notice) to:

                               Doerner, Saunders, Daniel & Anderson, L.L.P.
                               Attn:  Lawrence T. Chambers, Jr.
                               320 South Boston Avenue, Suite 500
                               Tulsa, OK 74103-3725
                               Fax #: 918-591-5360

Each of the foregoing shall be entitled to specify a different address by giving notice as aforesaid to the other.

               12.6 Entire Agreement, Modification, Waiver, Headings. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes all other prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties. There are no warranties, representations, or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No supplement, modification, waiver, or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Paragraph headings are not to be considered part of this Agreement and are included solely for convenience and are not intended to be a full or accurate description of contents thereof. The parties hereto may amend or modify this Agreement in such manner as may be agreed upon by a written instrument executed by such parties. The Exhibits and Schedules referred to in this Agreement shall constitute a part of this Agreement and are incorporated as though set forth in verbatim text by this reference thereto.

               12.7 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Operating, the Partnership, and Transferor, and their respective successors, assigns, personal representatives, and heirs.

               12.8 Allocation of Agreed Value. The Agreed Value shall be allocated in a manner agreed upon by the parties and among the Assets as set forth in Schedule 12.8 and Section 2 hereof. The parties agree to report this transaction for tax purposes on IRS Form 8594 consistent with, and in accordance with the allocations set forth in Schedule 12.8 and Sections 2 and 3 hereof.

               12.9 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the state of Idaho.

               12.10 Counterparts. This Agreement may be executed in any number of counterparts and by original or facsimile signatures delivered by the parties to the other, each of which shall be deemed an original, but all of which shall constitute one and the same document.

         IN WITNESS WHEREOF, the parties hereto have hereunto subscribed their names on the day and year first above written.


         "TRANSFEROR"                                         "OWNERS"

V-1 OIL CO.                                                   As to Sections 8.5, 8.20, 8.23, 12.4, 12.5,
                                                              12.6, 12.7 and 12.9 Only

By:
   ---------------------------------------                    ----------------------------------------------------

         Robert E. Clayton, President

                                                              ----------------------------------------------------

         "OPERATING"

HERITAGE OPERATING, L.P.
                                                              ----------------------------------------------------

By U.S. Propane, L.P., General Partner
By U.S. Propane, L.L.C., General Partner
                                                              ----------------------------------------------------

By:
   ---------------------------------------

Title:
      ------------------------------------                    ----------------------------------------------------


           "PARTNERSHIP"

HERITAGE PROPANE PARTNERS, L.P.

By U.S. Propane, L.P., General Partner
By U.S. Propane, L.L.C., General Partner

By:
   ---------------------------------------

Title:
      ---------------------------------------